Exhibit 7.02

March 28, 2011

Credit Suisse Securities (USA) LLC

As Representative of the several Underwriters

c/o       Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

Ladies and Gentlemen:

In consideration of the agreement of Credit Suisse Securities (USA) LLC (“Credit Suisse”), as Representative of the Underwriters, to underwrite a proposed public offering (the “Offering”) of Common Stock, par value $0.01 per share (the “Common Stock”), of CreXus Investment Corp., a Maryland corporation (the “Company”), as contemplated by a shelf registration statement on Form S-3 (File No. 333-169943), as amended (the “Registration Statement”), the undersigned hereby agrees that the undersigned will not, for a period of 90 days after the commencement of the Offering, without the prior written consent of Credit Suisse, offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of capital stock, or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of capital stock.

The foregoing sentence shall not apply to the payment by any grantee of any shares of restricted stock or other awards pursuant to the Company’s Equity Incentive Plan as exists on the date hereof of any withholding or other taxes relating to such shares through or by means of the cancellation of a portion of such shares.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions imposed in this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned hereby acknowledges and agrees that written notice of any extension of the lock-up period pursuant to the previous paragraph will be delivered by Credit Suisse to the Company and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of this lock-up agreement to and including the 34th day following the expiration of the initial lock-up period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the lock-up period (as may have been extended pursuant to the previous paragraph) has expired.

[Signature page follows]

Very truly yours,
Annaly Capital Management, Inc. By: /s/ Kathryn Fagan Name:Kathryn Fagan Title:Chief Financial Officer

[Signature page to lock-up agreement]